EXHIBIT 99.1

For Immediate Release September 3, 2003	For additional information contact: Steven R. Lewis, President & CEO David L. Mead, Chief Financial Officer
(330) 373-1221 Ext. 2279

FIRST PLACE FINANCIAL CORP. ANNOUNCES

ANNUAL SHAREHOLDER MEETING

Warren, Ohio, September 3, 2003—First Place Financial Corp. (NASDAQ:FPFC), announced today that it will hold its annual meeting of shareholders on Thursday, October 23, 2003 at 10:00 a.m. EST at the Avalon Inn, 9519 East Market Street, Warren, Ohio.

Shareholders of record of First Place Financial Corp. common stock as of September 5, 2003 will be entitled to vote at the meeting and will receive written notice of the meeting and copies of the proxy materials.

First Place Financial Corp., with $1.6 billion in total assets, is the holding company for First Place Bank; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd. The Company offers a wide variety of business and retail banking products, as well as a full range of insurance, real estate and investment services. First Place Bank is one of the leading community banks based in northeast Ohio with 24 retail locations in Mahoning, Portgage and Trumbull counties and 12 loan production offices throughout the state of Ohio. First Place Insurance Agency, Ltd. offers property, casualty, health and life insurance products. Coldwell Banker First Place Real Estate, Ltd. is a residential and commercial real estate brokerage firm. TitleWorks Agency, LLC offers real estate title services. And, APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management, provides services to both businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.